Exhibit 23.1

To,

The Board of Directors,

Universal Token, Inc.

Subject: Consent to Inclusion of Audit Report in Form 10-K

We hereby consent to the incorporation by reference in the Annual Report on Form 10-K of Universal Token, Inc. for the year ended December 31, 2025, of our audit report dated March 30, 2026, relating to the financial statements of the Company for the year ended December 31, 2025.

   Chartered Accountants,

   Bangalore - 5600 11

   Date- March 30, 2026